Exhibit 99.1

SWS Reports Higher Third Quarter Results

Net Income Totaled $20 Million on Revenues of $97.2 Million

DALLAS, May 9, 2006 – SWS Group, Inc. (NYSE: SWS) today reported net income of $20 million, or diluted earnings per share (EPS) of $1.13, on revenues of $97 million for the company’s third fiscal quarter ended March 31, 2006, compared with net income of $5.6 million, or diluted EPS of 32 cents, on revenues of $77 million in the prior year’s third quarter.

For the nine months ended March 31, 2006, SWS recorded net income of $36 million, or diluted EPS of $2.04, on revenues of $291 million, compared with net income of $26 million, or diluted EPS of $1.50, on revenues of $235 million for the same period a year ago.

In March 2006, SWS sold the assets of FSB Financial, an auto finance subsidiary of the company’s bank, Southwest Securities, FSB, resulting in an after-tax gain of $11.4 million. The business of this subsidiary will now be presented as discontinued operations.

In the current quarter, SWS had income from continuing operations of $8.4 million, or diluted EPS from continuing operations of 48 cents, compared with income from continuing operations of $4.5 million, or diluted EPS from continuing operations of 25 cents, in the prior year’s third quarter. For the nine month period, SWS recorded income from continuing operations of $23.2 million, or diluted EPS from continuing operations of $1.32, compared with income from continuing operations of $23.3 million, or diluted EPS from continuing operations of $1.35, in the same period of the prior fiscal year.

Current third quarter and fiscal year-to-date results contain an after-tax gain of $3.4 million on consideration received for the company’s NYSE seat. Nine-month results for the previous fiscal year include a non-cash, after-tax gain of $12.2 million from the redemption of the company’s outstanding Derivative Adjustable Ratio Securities(SM) (DARTS(SM)), which matured in the first quarter of fiscal 2005. Excluding these items, SWS’ adjusted income from continuing operations was $5.1 million, or 29 cents per share, in the current quarter, compared with $4.5 million, or 25 cents per share, a year ago. For the first three quarters of fiscal 2006, adjusted income from continuing operations was $19.8 million compared with $11.2 million for the same period of fiscal 2005. Adjusted annualized return on equity is 10 percent for the first nine months of fiscal 2006 compared to 6 percent a year ago. (See reconciliation.)

“We are pleased with the progress the company has made through three-quarters of this fiscal year,” said Chief Executive Officer Donald W. Hultgren. “We continue to watch expenses carefully while pursuing growth in our brokerage and banking businesses.”

Hultgren noted that the current interest rate environment has both a positive and negative impact on the company’s businesses. He said the company’s banking business and stock lending area have benefited while fixed income has suffered due to a flat yield curve.

A substantial portion of the bank’s revenue is generated from the single-family housing construction and development loan markets. “North Texas continues to reflect a strong economy, job growth and housing prices that have increased at a modest pace compared with many other metro areas,” Hultgren said. “In this environment, the Bank’s loan portfolio is continuing to grow.” He noted that mortgage interest rates increased slightly in the March quarter versus rates a year ago. The average balances in the bank’s single-family interim loan and single-family lot and development loan programs increased 47 percent and 53 percent, respectively, over the average balances in the March quarter last year.

“We are also pleased that our net revenues from clearing increased sequentially from $3.5 million in the December quarter to $3.7 million in the current quarter,” Hultgren added. “In addition the conversion of E*Trade Professional/LightSpeed Professional Trading has gone extremely well.” The company also believes it could add up to 14 additional clearing correspondents through its transaction with TD Ameritrade Holding Company.

Third quarter net revenues (total revenues less interest expense) increased $7.7 million from year-ago levels. Net interest income and net gains on principal transactions comprised the largest part of the gain, increasing $4.6 million and $3.3 million, respectively. The increase in net interest income is primarily due to an increase in the bank’s average loans outstanding as well as increased earnings from securities lending activities. Net gains on principal transactions increased largely from the gain on NYSE Group stock (NYX). Net revenues from clearing operations increased $436,000. The gains were partially

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offset by decreases in revenues from fixed income trading and investment banking, advisory and administrative fees.

For the nine-month period, net revenues increased $6.4 million. Net interest revenues increased $12.8 million, commission revenues increased $2.5 million, investment banking, advisory and administrative fees increased $1.5 million, and net revenue from clearing operations increased $211,000. Other revenues increased $3.1 million, attributable to a gain from one of the company’s equity investments. Net gains on principal transactions, however, decreased $13.7 million, primarily as a result of the previously discussed $18.7 million gain recorded last year when the company’s DARTS matured, partially offset by the $5.1 million gain on NYX stock.

Overall third quarter operating expenses increased by $1.7 million compared with third quarter expenses a year ago as increased incentive compensation as well as higher health insurance and other benefit plan expenses contributed to higher compensation expense.

For the nine-month period, operating expenses increased by $6.6 million. Commissions and other employee compensation increased $10.9 million, offset by decreases in occupancy, equipment and computer services costs of $1.8 million, communications costs of $1.6 million and floor brokerage and clearing organization charges of $1.9 million. The decreases reflect lower rental expense for the company’s headquarters, lower quotation and telephone costs, and lower clearing costs.

As previously disclosed, Southwest Securities, Inc. entered into an agreement on March 22 with TD Ameritrade Holding Corporation and the Advanced Clearing Division of the company’s subsidiary, Ameritrade, Inc., to transfer Advanced Clearing’s correspondent clients to Southwest Securities. During the quarter, Southwest Securities also sold its Research and Institutional Sales group and reported no material gain or loss on the transaction.

Southwest Securities processed 2.7 million securities transactions in the third quarter compared with 1.8 million in the third quarter of the prior year. For the nine-month period, Southwest processed 7.6 million transactions compared with 9.1 million a year ago. Book value per share was $17.10 compared with $15.13 a year earlier.

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SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc, a full-service brokerage and clearing firm; Southwest Securities, FSB, a community bank; SWS Financial Services, Inc., a brokerage firm serving independent registered reps and their customers, and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

Non-GAAP Reconciliation

SWS has included the presentation of income from continuing operations, EPS from continuing operations and annualized return on equity from continuing operations, in each case excluding the impact of the gain realized with the NYSE/Archipelago transaction for the three months ended March 31, 2006. SWS has also presented return on equity excluding the gain on the DART maturation for the nine months ended March 24, 2005. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income from continuing operations, EPS from continuing operations and return on equity. Management has provided this information to assist the reader in understanding the impact of the gain on the exchange of the NYSE seats in March 2006 and the gain recognized upon the maturation of the DARTS in the first quarter of fiscal 2005. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

(In thousands, except per share amounts)

	3rd Quarter FY’06	3rd Quarter FY’05

Income from continuing operations	$8,448	$4,451
Gain on NYSE/Archipelago Transaction	(3,355)	—

Adjusted Income from continuing operations	5,093	4,451

Earnings per share from continuing operations – diluted – GAAP	$0.48	$0.25
Gain on NYSE/Archipelago Transaction	(0.19)	—

Earnings per share from continuing operations – diluted – adjusted	$0.29	$0.25

	Fiscal YTD ‘06	Fiscal YTD ‘05

Income from continuing operations	$23,199	$23,346
Gain on NYSE/Archipelago Transaction	(3,355)	—
DARTS maturation	—	(12,176)

Adjusted Income from continuing operations	$19,844	$11,170

Adjusted Annualized ROE	10%	6%

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SWS Reports Higher Quarterly Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 31, 2006 and June 24, 2005

(In thousands, except par values and share amounts)

	March 31, 2006 (Unaudited)	June 24, 2005
Assets
Cash and cash equivalents	$70,552	$23,045
Restricted cash	3,587	—
Assets segregated for regulatory purposes	328,262	330,788
Marketable equity securities available for sale	4,110	2,372
Receivable from brokers, dealers and clearing organizations	2,611,072	2,855,296
Receivable from clients, net	380,062	372,143
Loans held for sale	119,992	172,023
Loans, net	615,675	591,857
Securities owned, at market value	199,877	166,954
Securities purchased under agreements to resell	37,970	28,890
Goodwill	7,552	11,660
Other assets	69,857	76,116

Total assets	$4,448,568	$4,631,144

Liabilities and Stockholders’ Equity
Short-term borrowings	$51,100	$68,400
Payable to brokers, dealers and clearing organizations	2,510,761	2,755,076
Payable to clients	616,875	609,477
Deposits	676,727	588,015
Securities sold under agreements to repurchase	31,328	8,061
Securities sold, not yet purchased, at market value	118,650	106,163
Drafts payable	33,057	32,018
Advances from Federal Home Loan Bank	46,989	93,539
Bank borrowings	—	47,150
Other liabilities	60,731	56,309

Total liabilities	4,146,218	4,364,208

Minority interest in consolidated subsidiaries	616	1,166

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 18,208,795 and outstanding 17,648,303 shares at March 31, 2006; issued 17,977,240 and outstanding 17,329,779 shares at June 24, 2005	1,820	1,797
Additional paid-in capital	252,913	247,996
Retained earnings	52,737	23,920
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,276	138
Deferred compensation, net	1,581	1,488
Treasury stock (560,492 shares at March 31, 2006 and 647,461 shares at June 24, 2005, at cost)	(8,593)	(9,569)

Total stockholders’ equity	301,734	265,770
Commitments and contingencies

Total liabilities and stockholders’ equity	$4,448,568	$4,631,144

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SWS Reports Higher Quarterly Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and nine months ended March 31, 2006 and March 24, 2005

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 24, 2005	Nine Months Ended March 31, 2006	Nine Months Ended March 24, 2005
Net revenues from clearing operations	$3,742	$3,306	$10,908	$10,697
Commissions	19,357	19,408	65,483	62,937
Interest	54,806	37,694	157,766	95,103
Investment banking, advisory and administrative fees	5,773	7,084	21,881	20,390
Net gains on principal transactions	7,803	4,551	16,647	30,323
Other	5,714	4,935	18,285	15,226

Total revenue	97,195	76,978	290,970	234,676

Commissions and other employee compensation	34,474	33,311	109,766	98,878
Interest	33,935	21,426	98,268	48,365
Occupancy, equipment and computer service costs	6,163	6,140	17,730	19,525
Communications	2,273	2,415	6,925	8,493
Floor brokerage and clearing organization charges	343	1,177	2,436	4,346
Advertising and promotional	931	533	2,257	2,384
Other	6,104	5,027	17,757	16,657

Total expense	84,223	70,029	255,139	198,648

Income from continuing operations before income tax expense	12,972	6,949	35,831	36,028
Income tax expense	4,524	2,498	12,632	12,682

Income from continuing operations	8,448	4,451	23,199	23,346
Discontinued operations
Income from discontinued operations including a gain on sale of $20,453 for the three and nine months ended March 31, 2006	20,775	1,858	22,576	4,775
Income tax expense	(6,227)	(605)	(6,826)	(1,473)
Minority interest	(2,974)	(111)	(3,065)	(626)

Income from discontinued operations	11,574	1,142	12,685	2,676

Income before cumulative effect of change in accounting principles	20,022	5,593	35,884	26,022
Cumulative effect of change in accounting principles, net of tax of $40	—	—	75	—

Net income	20,022	5,593	35,959	26,022
Net income (loss) recognized in other comprehensive income, net of tax	678	(114)	1,138	(12,402)

Comprehensive income	$20,700	$5,479	$37,097	$13,620

Earnings per share – basic
Income from continuing operations	$0.49	$0.25	$1.33	$1.36
Income from discontinued operations	0.66	0.07	0.73	0.15
Cumulative effect of change in accounting principles, net of tax	—	—	0.01	—

Net income	$1.15	$0.32	$2.07	$1.51

Weighted average shares outstanding – basic	17,467,368	17,275,934	17,382,130	17,194,927

Earnings per share—diluted
Income from continuing operations	$0.48	$0.25	$1.32	$1.35
Income from discontinued operations	0.65	0.07	0.72	0.15
Cumulative effect of change in accounting principles, net of tax	—	—	—	—

Net income	$1.13	$0.32	$2.04	$1.50

Weighted average shares outstanding – diluted	17,775,886	17,501,027	17,633,227	17,389,953

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CONTACT: Jim Bowman, Vice President – Corporate Communications, (214) 859-9335 jbowman@swst.com